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                                                                    EXHIBIT 99.1

PLAINS ALL AMERICAN PIPELINE, L.P.
NEWS RELEASE
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CONTACT:  PHILLIP D. KRAMER
          EXECUTIVE VICE PRESIDENT AND CFO
          713/654-1414 OR 800/934-6083

FOR IMMEDIATE RELEASE
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                  PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES
                      PRICING OF 3.75 MILLION COMMON UNITS

     (Houston - May 24, 2001) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the issuance and sale by the Partnership of 3,750,000 Common Units at a public offering price of $26.05 per unit. Goldman, Sachs & Co. is the sole underwriter for the offering.

     Excluding the underwriter's over-allotment option, gross proceeds from the offering will be $97.7 million. Net proceeds were $93.2 million. Such proceeds will be used to reduce indebtedness under the Partnership's revolving credit facilities, providing the Partnership with additional financial flexibility to fund its organic and acquisition growth objectives. The underwriter was also granted an option to purchase up to an additional 562,500 Common Units.

     Copies of the final prospectus relating to these securities may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana, the Gulf of Mexico and the Canadian provinces of Saskatchewan and Alberta. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in the Partnership and serves as its General Partner. The Partnership's Common Units are traded on the New York Stock Exchange under the symbol "PAA". The Partnership is headquartered in Houston, Texas.

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